Exhibit 10.6

FONDATION DE PREVOYANCE EN FAVEUR DU PERSONNEL DE DUPONT DE NEMOURS INTERNATIONAL SÀRL

PENSION PLAN RULES

Approved on 20 April 2017

PENSION PLAN RULES

FONDATION DE PREVOYANCE EN FAVEUR DU PERSONNEL DE DUPONT DE NEMOURS INTERNATIONAL SàrI

INTRODUCTION

By deed dated January 25, 1962, DuPont de Nemours International Sàrl (hereinafter referred to as the Founder) has established a Foundation for the purpose of providing economic protection to its employees, their dependants and survivors, against the effects of old age, death and disability. This Foundation, which is organised under the provisions of the Swiss Civil Code, is known as the “Foundation for the Pension Plan of DuPont de Nemours International Sàrl” (hereinafter referred to as the Foundation). It is administered in accordance with the statutes by a board (hereinafter referred to as the Board of the Foundation) made up of representatives of the employer and of its active participants. Further to Article 6 of the deed of Foundation, the Board of the Foundation has adopted the regulations detailed below hereinafter referred to as the Plan) to supplement benefits payable under the various government plans.

The Foundation for the Pension Plan of DuPont de Nemours International Sàr1 shall enforce the Swiss minimum compulsory legal requirements on pension plans. The Foundation is registered with the Geneva Cantonal Authority and undertakes to fulfil all LPP requirements, more especially the provisions on the administration of Individual Retirement Accounts and Termination benefits. In the event of any conflict with these Rules, the LPP legal provisions shall prevail.

SECTION 1 – DEFINITIONS

Unless expressly stated otherwise, all references to persons in these regulations refer equally to both genders.

For the purposes of this pension plan, the following definitions shall apply:

1.1	Founder means DuPont de Nemours International Sàrl, represented by its Chairman or any of his delegated representatives.

1.2	Employer means the Founder and any Company affiliated to the Foundation.

1.3	Group Company means any enterprise wholly owned by the Founder, E.I. DuPont de Nemours and Company or any of its wholly owned or at least 50% owned subsidiaries.

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1.4	Plan means the Pension Plan for the Personnel of DuPont de Nemours International Sàrl as set forth, herein.

1.5	Employee means any person who works for the employer.

1.6	Participant means an Employee or a former Employee insured by the Foundation.

1.7	Active Participant means an Employee insured by the Foundation.

1.8	Disabled Participant means an insured recognised as disabled by the AI.

1.9	Pensioner means a former Participant who has received a retirement pension from the Foundation.

1.10	Portable Benefit means a capital amount to which a former Participant is entitled under the provisions of Section 8.

1.11	Surviving Spouse means the surviving spouse of a deceased Participant.

1.12

Registered partner of the same gender: A partnership registered under the federal law of June 18, 2004 regarding registered partnership is treated as a marriage. This applies in particular to the eligibility for lump sum benefits, for the right to survivor benefits and the sharing of pension assets in case of cancellation of the partnership.

1.13	Child means the child in the sense of the Swiss Civil Code as well as a foster child for whom the Participant participated substantially to his care (or did at the time of the Participant’s death).

1.14	Orphan means the child of a deceased Participant, which child is under age of 20, or 25 if receiving training as an apprentice or continuing in school as a full-time student.

1.15	Half Orphan means an Orphan who has one surviving parent or stepparent. Remarriage of the surviving parent or stepparent shall not change the status of Half Orphan.

1.16	Whole Orphan means an Orphan who, at any time, has neither living parent nor stepparent.

1.17	Survivor(s) means the surviving Spouse and/or Orphan(s).

1.18	Heir(s) means the heir(s) as described by the Swiss Civil Code.

1.19	Leave of Absence means any absence approved in writing by the employer for a maximum of two years.

1.20	Disability means the incapacity to work as recognised by the AI of at least 25%.

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1.21	Social Security means the AVS and the AI.

1.22

Monthly pay means the Participant’s monthly gross base salary, before deductions, based on his regular working schedule, or for part-time employees the schedule adjusted for average percentage time worked as specified in Section 1.25, as paid by the employer or paid from another source during an unpaid leave of absence in accordance with Section 3.2, plus an increment equal to 1/12 of said monthly gross salary to reflect the payment of a thirteenth month, but excluding any overtime, annual lump sum awards, family allowances, or other awards or perquisites.

For sales employees rewarded under the Sales Incentive Compensation Policy (SICP), Monthly pay will be set as the Theoretical Monthly pay for pension purposes.

Payments by the employer and by government or government-required sources made during a paid leave of absence shall be treated as Monthly Pay.

The salary exceeding 10 times the maximum LPP salary shall not be taken into account under this Pension Plan

The Foundation does not insure the pay received by the Participant from another employer.

1.23	Social Security-Covered Pay means that portion of Monthly Pay, which equals 100% of the monthly individual AVS pension.

1.24

Pension-Bearing Pay means that portion of Monthly Pay in excess of Social Security-Covered Pay. Pension Bearing Pay is not reduced in the event of an increase in the maximum AVS pension according to Section 1.23.

1.25

Final Three-Year Pension-Bearing Pay means average Pension-Bearing Pay during the final 36 months, or actual number of months if less than 36, in which Monthly Pay was received. For purposes of determining this average only, Pension-Bearing Pay applicable to each month of paid Leave of Absence shall be calculated in accordance with Section 1.24. However, the base Monthly Pay shall not be less than the Monthly Pay earned for the last complete month immediately preceding the paid Leave of Absence. The Final Three-Year Pension-Bearing Pay of employees working or having worked part-time will correspond to the amount calculated assuming an activity rate of 100% and be adjusted on the basis of the average percentage of time worked during the entire duration of the Participation Credit.

1.26

Participation Credit means the sum of months in which Pension-Bearing Pay applies, increased by purchase of benefits in accordance with Section 4.3 and reduced by withdrawal to finance home ownership or withdrawal due to a divorce.

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1.27	Normal Retirement Date means the first day of the calendar month following the date at which the Participant attains age 65.

1.28	Effective Date of Retirement means the first day of the calendar month in which actual retirement with pension occurs.

1.29	LPP means the Swiss Federal Law on Retirement, Dependants and Disability Pensions of June 25, 1982, and any relevant implementing regulations.

1.30	AVS means the Swiss old-age and survivors’ insurance established by the federal law of December 20, 1946.

1.31	AVS Retirement Age means age 65 for men and age 64 for women.

1.32	AI means the Swiss disability insurance established by the federal law of June 19, 1959.

SECTION 2 – PARTICIPATION

2.1	This Defined Benefit Pension plan covers all employees who were Active Participants as at 30 June 2012 in the Foundation.

2.2

Participation ceases as of termination of employment when the employee leaves the Foundation; Section 8.5 a) remains applicable in the case of a transfer of the employee to a Group company while maintaining the Participation Credit already acquired.

SECTION 3 – PARTICIPATION CREDIT

3.1

An active Participant shall receive Participation Credit for each month in which he receives Pension-Bearing Pay. For employees working or having worked part-time, an example is illustrated in the attachment 6 to the present rules. In order to calculate the average and amount of benefits in case of disability or death, future insurance years are taken into consideration on the basis of the part-time worked at the time of such disability or death.

The Participation Credit is increased by purchase of benefits in accordance with Section 4.3 and reduced by withdrawal to finance home ownership or withdrawal due to a divorce.

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3.2

An active Participant placed on unpaid Leave of Absence while temporarily performing duties outside the employer at its request and with its approval who continues to contribute shall receive Participation Credit for such periods on the basis of Pension-Bearing Pay calculated in accordance with Sections 1.23 and 1.24.

3.3	An active Participant placed on unpaid Leave of Absence who ceases to contribute shall also cease to receive Participation Credit but he shall retain all Participation Credit previously accrued.

3.4

A Participant who becomes disabled as defined in Section 1.20 shall be granted a Disability pension under Section 5.5 and remains eligible for survivor benefits. He will benefit from a Participation Credit for the period during which he receives a disability pension pro rata to the degree of the AI.

3.5

An Employee transferred to the employer from a Group Company may, subject to the approval of the Board of the Foundation acting on prior notice of the employer, receive credit for all prior continuous participation in one or more pension plans of Group Companies in determining employee and survivor benefit participation eligibility under this Plan.

3.6

Prior Participation Credit, in addition to that acquired as a Participant, may be granted by the Board of the Foundation on prior notice of the employer. Unless otherwise specified in this Plan, the Board of the Foundation on prior notice of the employer shall determine Pension-Bearing Pay applicable to grants of Participation credit.

3.7

Apprentices shall receive Participation Credit for periods of contractual apprenticeship carried out at the employer after age 20 upon attaining the status of Employee. The pension for such periods shall be calculated on the same basis as the Monthly Pay actually paid to the employee as a Participant.

SECTION 4 – CONTRIBUTIONS

4.1	Participant Contributions

a)

Active Participants shall contribute to this Plan an amount equal to 8% of Pension-Bearing Pay. Whenever possible, payroll deductions shall be utilised to obtain the contributions and will be transmitted by the employer to the Foundation.

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b)

Participants who become disabled as defined in Section 1.20 shall have no obligation to make contributions to the Plan after their Monthly Pay ceases. Such obligation shall resume should they again receive Monthly Pay.

4.2	Employer Contributions

The employer’s contributions shall be at least equal to the aggregate contributions paid by Participants. They may be withdrawn by the Foundation, from contributions reserves accounted for and destined for this use.

4.3	Buying in of benefits

A.	All active Participants must transfer in the Foundation their portable benefits from their previous pension funds and from any other recognized institutions.

If the transfer is made within 6 months after the date of entry in the Foundation, these portable benefits will be used to buy in participation credits, according to the table of present value of annual pension published in attachment 1.

If the transfer is made after the 6 months following the date of entry in the Foundation, these portable benefits will be kept in the Foundation in favour of the Participant and credited with an interest equal to this credited on voluntary contributions, according to Section 4.4 C.

Any excess of portable benefits will be transferred to a blocked account with a recognized institution.

B.

All active Participants may also buy in additional participation credit, by submitting, within 6 months joining the Foundation, a financial plan outlining such buying in, which must be scrupulously followed or any future participation credit that the Participant committed to buy could no longer be acquired. This buying in of participation credit will be made according to the table of actual annual values published as attachment 1. The total buying in of participation credits may not exceed the normal retirement pension, which would have been accumulated in participating to the present plan as from the age of 20. The number of years of participation credit cannot exceed 45.

All remaining amounts to be paid from financial plans for the buying in of benefits can be financed by a one time-payment.

During an unpaid Leave of Absence, the active Participant must make the payments according to his financing plan. Failing them, the financing plan will end.

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4.4	Voluntary contributions from Participants

Any active participant who has been a Participant of the Foundation for more than 6 months and who has already completed the payment schedule he committed to for buying benefits according to Section 4.3 B may make voluntary contributions to the Foundation in order to buy complementary pension benefits.

An active Participant on unpaid Leave of Absence who ceases to contribute can not make voluntary contributions during the Leave of Absence.

For the calculation of the present value of the accrued pension, the number of years of participation credit cannot exceed 45.

A.	The maximum amount for these voluntary contributions is equal to the difference between the following two amounts:

a)

Present value of maximum accrued pension, with participation credit calculated from age 20 until the date of payment, based on the pensionable salary and present value factor at the date of payment (see attachment 1).

b)	Present value of accrued pension plus voluntary contributions with interest accrued at the date of payment.

B.

Active Participants, who made voluntary contributions up to the maximum amount according to Section 4.4 A, may make additional contributions into a separate account to pre-finance the reduction of benefits resulting from early retirement (retirement account).

The maximum value in this account is equal to the amount required to allow a Participant to retire as early as from age 58 with the same pension he would have received at normal retirement age (based on the same pensionable salary at the retirement date). The exact amount is calculated using the actuarial basis adopted by the Foundation on the calculation date (an example is illustrated in the attachment 5 to the present rules).

If a Participant has pre-financed the entire reduction of his retirement pension and continues to work for the employer beyond the retirement age initially planned, the Participant and the employer stop making contributions.

The retirement pension of a Participant, who has pre-financed the reduction of his pension and doesn’t retire at the retirement age initially planned, shall be reduced to the extent that it exceeds 105% of the projected pension for Normal Retirement Date.

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C.	The interest credited on the voluntary contributions will be calculated as follows:

a)

For all voluntary contributions made on or after March 1st 2012, the interest will be credited based on the rolling average net investment return of the whole Foundation over the previous 5 calendar years, less 0.15% to cover administration charges. Should the rolling return calculation be negative, zero interest credit will be applied.

b)

For all voluntary contributions made prior to March 1st 2012, along with all interest credited to these funds: the interest credited on these voluntary contributions is equal to the net return of the whole Foundation portfolio less 1% for administration fees and investment risks, subject to at least the minimum LPP interest rate.

The interest credited is subject to the discretion of the Board of the Foundation, which retains the right to withhold any interest credit on voluntary contributions if such an interest credit would risk the financial stability of the overall fund.

D.	These voluntary contributions give eligibility to the following benefits:

a)

At the normal or early retirement date, to a pension, the amount of which is calculated based on the accumulated capital plus interests and attachment 2. The Participant may request the payment of all or part of this pension as a lump sum. The request is irrevocable and must reach the Board of the Foundation at least three months before the normal or early retirement date. If the Participant is married, the spouse’s signature is required for a lump sum payment.

b)

In the case of disability as defined in Section 1.20, to an accumulated capital plus interests at the time of disability, when the Foundation begins the payment of the disability pension. If the Participant is married, the spouse’s signature is required for a lump sum payment.

c)	In case of death before retirement date, to an accumulated capital plus interests to be paid to survivors at the time of death, in accordance with Section 7.1.

d)

Should the Participant leave the employment of the employer, the accumulated capital plus interests would be paid in addition to the benefit defined in Section 8, as of his leaving from the Foundation.

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4.5	General provisions for buying in benefits and voluntary contributions

A.

The Participant must transfer in the Foundation all his vested benefits from previous pension funds and from any other recognized institutions before he can buy in benefits and/or make voluntary contributions.

B.	The maximum amounts for buying in benefits and making voluntary contributions will be offset by:

a)	The accrued assets from 3rd pillar a by independent persons

b)	Any vested benefits from previous pension funds which could not have been transferred in the Foundation.

C.	Benefits resulting from additional contributions as defined in Sections 4.3 B and 4.4 cannot be paid as a lump sum before a three year waiting period from receipt of payment.

D.

When anticipated payments have been made to finance home ownership, additional contributions as defined in Sections 4.3 B and 4.4 will be first considered as a reimbursement of these anticipated payments, and only amounts above these anticipated payments as a true voluntary contribution.

E.

For Participants coming from abroad and who have never been affiliated to a Swiss pension plan, the maximum voluntary contributions as defined in Section 4.3 B and Section 4.4 cannot exceed 20% of the pensionable salary for the 5 years following their date of entry in a Swiss pension fund. The limit of 20% does not apply when the transfer is made directly from a foreign pension plan and the employee does not claim any fiscal advantages on the transferred amount.

4.6	Underfunding

A.

If and for as long as the Foundation is underfunded according to the LPP, the Board of the Foundation may require a supplementary contribution from the employer, Participants and Pensioners. It may also carry out appropriate benefit reductions or use any other measure permitted by law.

B.	The supplementary contribution from the employer should only be charged with its consent to the extent that this will be used to finance extra-mandatory benefits.

C.	The supplementary contribution is not included in the calculation of the Portable Benefit.

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D.	If a supplementary contribution is demanded, the Board of the Foundation will inform the Participants about:

a)	its rate or amount;

b)	the expected period to be paid;

c)	distribution between the employer and Participants.

SECTION 5 – RETIREMENT AND DISABILITY PENSION

5.1	Normal Retirement Pension

A.	Eligibility - A Participant who reaches his Normal Retirement Date shall become eligible for a normal retirement pension. Retirement shall be compulsory upon reaching the Normal Retirement Date.

B.	Pension Amount - The monthly normal retirement pension for each Participant shall be:

Monthly Pension = [1.8% x Sdf x S] / 12

Sdf = Final Three-Year Pension-Bearing Pay as defined in Section 1.25.

S = Months of Participation Credit, at most 540, or 45 years.

The monthly pension calculated under this section shall be in addition to any pension payable by Social Security.

5.2	Early Retirement Pension

Eligibility - An active Participant who is at least aged 58 shall become eligible for voluntary early retirement upon his request and provided he ceases to earn an income from the employer.

Pension Amount - The early retirement pension shall be determined by:

1.	Calculating a basic pension amount, as provided in Section 5.1 B and

2.	Reducing this amount by 4% per year preceding the normal retirement date (for example, at age 58 the reduction is 28% and at age 61 the reduction is 16%).

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The following transition measures will be applied:

A.

For the Participants aged 58 or above as at 31 December 2012, the pension amount is reduced by 4% per year between age 58 and 59, 3% per year between age 59 and 62 and no reduction between age 62 and age 65 (for example, at age 58 the reduction is 13% and at age 61 the reduction is 3%).

B.

For the Participants aged between 50 and 57 as at 31 December 2012, the pension amount is reduced by 2% per year preceding the normal retirement date (for example, at age 58 the reduction is 14% and at age 61 the reduction is 8%).

The reduction is pro rated when the number of years is fractional.

5.3	Facilitated Retirement

Upon the employer’s request, the Foundation can waive, partially or entirely, the reduction applied to the retirement pension in case of early retirement (Section 5.2). The employer bears the costs resulting from this waiver.

5.4	Lump Sum Option for Retirement Pension

In respect of the Normal or Early Retirement Pension as provided in Sections 5.1 and 5.2, a Participant may require that a part, maximum 50%, of his pension be converted into a lump sum payment at the date of retirement.

The same actuarial and technical bases used to define the level of funding of the pension plan will also be applied to calculate the lump sum, see Table attachment 2 of the present rules.

In case of conversion of part of the pension, only the remaining portion will be taken into consideration for future survivors’ pensions (Section 6) and any future post-retirement pension adjustments, which may be granted.

The Participants who so elect shall give notice of their intention in writing to the Board of the Foundation with the percentage of pension they wish to convert to a lump sum. This request is irrevocable and must reach the Board of the Foundation at least one month before the normal or early retirement date in accordance with Sections 5.1 & 5.2. For married Participants, the written agreement of their spouse is required. The Foundation may require an authenticated signature.

Any Retirement Pension which annual amount is less than 10% of the minimum AVS retirement pension will be paid as a lump sum.

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5.5	Disability Pension

A.

Eligibility - A Participant who becomes disabled as defined in Section 1.20 shall be retired as a Disability Pensioner. Should such a Pensioner no longer be disabled in the sense of Section 1.20 before reaching Normal Retirement, his Disability retirement pension shall cease and the provisions of Section 8.6 shall apply.

At normal retirement date, the disability retirement pension will be converted into a normal retirement pension of the same amount.

B.	Pension Amount - The monthly Disability retirement pension shall be the sum of two parts as follows:

1.	An amount based on pension retirement entitlement at the date of Disability Retirement, calculated as provided in Section 5.1B,

Plus

2.	An amount equal to [1.8% x Sdf x Sp] / 12

Sdf = Final Three-Year Pension-Bearing Pay as defined in Section 1.25.

Sp = Months of projected Participation Credit assuming the Pensioner had continued as a Participant until reaching Normal Retirement Date, at most 540, or 45 years.

C.

The disabled participant has the right to a disability orphan pension for each child who would have an orphan pension under Section 6.2. The child disability pension will amount to the minimum LPP benefit.

D.	In case of partial disability the pension amount calculated under Section 5.5. B will be adjusted as follows in accordance with the degree of disability determined by the AI:

Disability according to AI	Disability benefits of the Foundation

Less than 25%	No pension

as from 25%	one quarter of a pension

as from 50%	half a pension

as from 60%	three-quarters of a pension

as from 70%	full pension

The disability pension is not paid as long as the Participant receives his salary or any allowances in lieu of his salary provided that these allowances represent at least 80% of the salary lost and that they have been funded to at least 50% by the employer.

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In the event of reduction or elimination of the disability pension due to a reduction of the degree of disability, the previous disability pension shall be kept as long as the Participant qualifies according to the article 26a LPP. The revision of the disability pension granted because of a syndrome pathogenesis without deficit and without clear organic remains reserved (as per final disposition of LPP from 18 March 2011). The Foundation reduces its disability pension up to the new disability rates of AI, provided that such reduction is offset by additional income realized by the Participant.

E.

Maximum Total Disability Pensions - In no event shall the combined total of Disability Pensions due (children pension included) in respect to any month from a) this plan, b) the Social Security, c) the employer’s insurance plans and d) the old age benefits paid by Swiss or foreign social insurances or pension funds after the AVS Retirement Age exceed the greater of:

a)	100% of the disabled participant’s final Monthly Pay or

b)	100% of his three-year average monthly pay.

For purposes of calculation, benefits, which are not in the form of a monthly pension, shall be converted to such form in accordance with the actuarial rules of this Plan.

The following items are also taken into account:

a)	Salary possibly paid by the employer or allowances paid to replace the loss of income;

b)

The income received by a disabled Participant from exercising a gainful occupation as well as all income that a disabled Participant could still reasonably achieve. However, the additional income realised during the execution of a new measure of rehabilitation proposed by the AI is not taken into account.

The allowances for disabled persons and the compensations for breach of integrity are not taken into account.

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The Foundation will not compensate any benefits denied or refused relying on Article 25 OPP2, Article 20 (2ter) and (2quarter) LAA, or Article 47(1) LAM. This paragraph applies by analogy to foreign benefits.

If benefits are reduced following a divorce, the benefits to which the Participant would have been entitled without the reduction shall be authoritative.

5.6	Temporary complementary pension

A.	A pensioner eligible for an early retirement pension as defined in Section 5.2 and who has not yet attained the normal AVS retirement age may upon request receive a temporary complementary pension.

B.

The amount of the temporary complementary pension shall be chosen by the pensioner but it may not exceed an amount equal to that of the Swiss federal single person old-age pension (AVS) acquired by the pensioner during employment with the employer, nor may result in a reduction of the pension of more than 30%. The amount chosen may not be later modified.

C.

The temporary complementary pension shall cease as of the normal AVS retirement age but at the latest following the pensioner’s death. Survivors shall not be eligible for the temporary complementary pension.

D.

The amount necessary to finance the temporary complementary pension shall be determined by an actuarial calculation according to a table using the same actuarial basis and techniques used to define the level of pension funding - see attachment 3; it shall be levied by equal deductions from the pension payable to the beneficiary of the temporary complementary pension as of normal AVS retirement age and during the entire period of such payment of pension or eventual payment of widow or orphan pensions.

E.	Requests for temporary complementary pensions must be made prior to the first payment of early retirement pension.

5.7	Pension payable to the Child of a Pensioner

A.	Entitlement - The beneficiary of a retirement pension (early or normal) is entitled to a pension payable for each child who would be entitled to an Orphan Pension under Section 6.2.

B.	Pension amount - The child pension of a Pensioner amounts to the minimum LPP benefit.

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SECTION 6 - SURVIVORS’ PENSIONS

6.1	Surviving Spouse Pension

A.	Eligibility - When a Participant dies, his surviving Spouse shall receive a pension.

B.	Pension Amount

1.	The pension for the Surviving Spouse of a deceased retirement Pensioner shall be 60% of the pension formerly paid to the deceased Pensioner.

2.	The monthly pension for the Surviving Spouse of an active or disabled Participant shall be 60% of his presumed normal retirement pension. The presumed normal retirement pension equals the sum of:

a)	An amount based on the deceased’s pension entitlement at the time he ceased to be a Participant, calculated as provided in Section 5.1 B,

Plus

b)	An amount equal to [1.8% x Sdf x Sp] / 12

Sdf = Final Three-Year Pension-Bearing Pay as defined in Section 1.25.

Sp = Months of projected Participation Credit assuming the deceased had continued as a Participant until reaching Normal Retirement Date, at most 540, or 45 years.

3.	The Surviving Spouse pension shall be subject to reductions as provided in Sections 6.1 C and D and 6.3.

C.

Reduction of Surviving Spouse Pension - If the Surviving Spouse is at least 10 years younger than the deceased spouse, the annual survivor’s pension shall be reduced by 1% per year for each year or fraction thereof exceeding the 10 years’ age difference

D.

Marriage after reaching the age of 65 - When a deceased Pensioner has contracted marriage after reaching the age of 65, the Surviving Spouse’s pension, reduced if appropriate according to C above, shall be further reduced according to the following scale:

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Age at marriage	Rate of reduction
66	20%
67	40%
68	60%
69	80%

No Surviving Spouse’s pension shall be payable if the marriage was contracted after the age of 69, or if at the time of the marriage, the Pensioner had reached age 65 and suffered from a serious disease which was known to him and of which he died.

E.

Termination of Surviving Spouse Pension - A Surviving Spouse’s pension shall cease with payment made for the quarter in which he dies or remarries. If he remarries, he will be paid a settlement allowance equal to 3 years of Surviving Spouse pension payments in lieu of further pension payments.

F.	The benefits for a divorced Spouse are limited to that of the minimum LPP benefit.

6.2	Orphan Pensions

A.	Eligibility - When a Participant dies, each of his Orphans shall receive a pension.

B.

Orphan Status - Orphans shall be designated as Half or Whole Orphans in accordance with Sections 1,15 and 1.16 except that a Half Orphan may be declared a Whole Orphan by the Board of the Foundation on the recommendation of the employer when no support is available from the surviving parent or step-parent.

C.	Pension Amount - Orphan pension shall be the following percentage of the actual or presumed employee pension used to calculate Surviving Spouse Pension as provided in Section 6.1 B:

Each Half Orphan	15%
Each Whole Orphan	30%

The Orphan pension shall be subject to reductions as provided in Section 6.3.

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D.

Termination of Orphan Pension - An Orphan’s pension shall cease with the payment made for the quarter in which he reaches age 20, or 25 if receiving training as an apprentice or continuing in school as a full-time student. If an Orphan, who is receiving an orphan pension is permanently disabled when he reaches the age mentioned above, the Orphan pension will continue to be payable according to the degree of disability, and as long as the disability continues.

6.3	Maximum Total Surviving Spouse and Orphan Pensions

In no case shall the combined total of Surviving Spouse and Orphan pensions due in respect of any month from this Plan, Lump Sum Death Benefit under Section 7, Social Security and employer Insurance plans exceed the greater of 100% of the deceased’s final Monthly Pay or his final three-year average Monthly Pay. The combined total of the Surviving Spouse and Orphan pensions paid in any month from this Plan only shall not exceed 100% of:

a)	the deceased’s actual normal or early retirement pension from this Plan or

b)

his presumed normal retirement pension calculated according to Section 5.1 B. Any necessary reductions shall be applied pro rata to each Foundation pension. For purpose of calculation, benefits, which are not in the form of a monthly pension, shall be converted to such form in accordance with the actuarial rules of this Plan.

After the normal AVS retirement age, the old age benefits paid by Swiss or foreign social insurances or pension funds are also taken into account.

The Foundation will not compensate any benefits denied or refused relying on Article 25 OPP2, Article 20 (2ter) and (2quarter) LAA, or Article 47(1) LAM. This paragraph applies by analogy to foreign benefits..

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If benefits are reduced following a divorce, the benefits to which beneficiaries would have been entitled without the reduction shall be authoritative.

Survivor pensions, after reflecting any applicable reductions, are generally fixed as of the time they are first payable. However, such pensions will be reviewed and recalculated as necessary whenever there is a change in a) the calculation basis for benefits paid from the above sources, or b) the number of beneficiaries. For the purpose of this calculation, the last monthly salary or the average monthly salary of the last three years before death will be indexed to the cost of living.

SECTION 7 - LUMP-SUM DEATH BENEFIT

7.1	Lump-sum Death Benefit

A.	Entitlement - When an active or disabled Participant dies due to a cause other than an accident, his or her beneficiaries shall receive a lump sum payment.

The beneficiaries are understood to be, in the following order:

a)	the surviving spouse,

b)	failing him, the Participant’s children who are in receipt of an Orphan’s Pension, in equal shares,

c)

failing him, the dependants of the Participant, or the person who cohabitated with the latter for an uninterrupted period of at least 5 years immediately before his death, or who supports one or more common child, in equal shares,

d)	failing them, any children of the Participant who are not beneficiaries of an Orphan’s pension, parents or brothers and sisters in equal shares,

e)	failing them, other legal heirs, excluding public bodies, in the amount of 50% of the lump-sum benefit.

The Participant may modify the foregoing order of beneficiaries by sending during his or her lifetime a written appointment, to the Foundation:

a)	he may grant all or part of the lump-sum death benefits to the surviving spouse, or his children who are beneficiaries of an Orphan’s Pension.

PENSION PLAN RULES	Page 18

b)

instead of the granting of equal shares, he may provide for a different distribution of the lump-sum death benefit in favour of persons in one of the categories provided in paragraphs a) et seq. above.

Failing an appointment, beneficiaries must claim their entitlement from the Foundation within 6 months of the Participant’s death. They must show that they meet the required conditions. If there are no beneficiaries, within the meaning of this Section, the lump-sum death benefits shall vest with the Foundation.

B.	Amount - The lump-sum death benefit is 13 times the Participant’s gross Monthly Pay at the time of death.

7.2

Minimum lump-sum death capital - In the event of the death of a Participant, entitlement to a lump-sum death benefit is established. If the deceased’s own contributions exceed the benefits already paid and benefits due under this Plan, the difference is paid as a lump-sum death capital. The term “own contributions of the deceased” is understood to mean contributions to Portable Benefits, buying in credits and personal contributions, including voluntary contributions, all with interest until the end of the month in which the contributions were paid. The term “benefits paid and benefits due” is understood to mean benefits paid to the insured and his survivors in the form of a pension or capital, as well as the capitalised value of survivors’ pensions which begin to run after the death. The lump-sum death benefit is paid to a beneficiary defined under Section 7.1.

SECTION 8 - PORTABLE BENEFIT

8.1	Entitlement

If an active Participant leaves the Foundation prior to an insured event (retirement, disability or death), he is entitled to a portable benefit. The portable benefit earns interest at the minimum LPP rate from that date. Once the Foundation has paid the portable benefit it is released from all benefit obligations. During one month after leaving the Foundation a Participant remains covered for disability and death risks. Should the Participant take up new employment before the end of this period, the new pension institution is liable.

8.2	Amount of the portable benefit

The portable benefit is equivalent to the actual value of the acquired vested rights (on the principle of defined benefits). The actual value factors are shown in attachment 1 to the present rules. The vested rights are composed of:

a)

An annual retirement pension equal to 1.8% of the last three years average pension bearing pay at the time the employee leaves the company, multiplied by the number of years and months of participation accumulated or bought (participation credit) at that date.

PENSION PLAN RULES	Page 19

b)	An annual Surviving Spouse’s pension equal to 60% of the retirement pension.

The portable benefit will be at least equivalent to:

a)	Portable benefits brought in plus any participation credit plus interest,

b)	The amount of contributions paid by the Participant, with interest, increased by 4% per annum as of age 20, but not more than 100% as of age 45 (see table on attachment 4 to the present rules).

The interest rate generally equals to the LPP minimum rate; in case of an underfunding, the LPP minimum rate can be decreased by 0.5%.

8.3	Attribution of a portable benefit

The amount of the portable benefit is transferred to the pension institution of the new employer in accordance with the instructions given to the Foundation by the Participant.

If the Participant does not start work with a new employer, he may choose between subscribing a portable benefits policy and opening a portable benefits account with a pension fund.

If the Foundation fails to transfer these benefits within 30 days of receipt of all the relevant information, it shall pay default interest from that time.

If the Participant fails to provide the requisite information within the specified time limit, the Foundation shall transfer the Portable Benefits, including interest, to the Substitute Pension Plan at the earliest 6 months, and at the latest 2 years, after termination of employment.

8.4	Payment in cash

Cash payment may be made only if the Participant

a)	is entitled to portable benefits of less than the equivalent of one year of participation,

b)	leaves Switzerland permanently, subject to restrictions imposed by international agreements.

c)	leaves the employer to become self-employed, and produces appropriate justification such as registration to the Commercial Register.

If the Participant is married, for any payment in cash, the written agreement of the spouse must be obtained. The Foundation may require an authenticated signature.

PENSION PLAN RULES	Page 20

8.5	Transfer to a Group Company

If Plan participation is terminated because of transfer of the Participant to a Group Company, the employer may direct that:

a)

instead of obtaining a right to future benefits, he retains the Participation Credit already accrued provided, however, that he leaves his own contributions with the Foundation and does not acquire any new benefit participation credit under this Plan; or

b)	his Participation Credit be transferred to the Group Company.

The Plan participation of any Participant, who has retained his Participant Credit with the Foundation according letter a) above, shall end when he starts a new employment with the employer.

8.6	Disabled Participants

A Disabled Participant who is no longer considered as disabled and who is re-employed by the employer shall again become eligible for participation in the Plan, in which event he shall retain all prior Participation Credit (including participation credit accumulated during the period of disability) as if he had contributed to the plan until the end of disability. If he is not re-employed by the employer he shall receive the Portable Benefit to which he would have been entitled had his employment been terminated at the time he became a Disabled Participant.

SECTION 9 - APPLICATION FOR AND PAYMENT OF PENSION

9.1	Beneficiaries entitled to payment of benefits under this Plan shall be required to execute application forms and provide reasonable proof of facts as the Foundation may require.

9.2	Retirement pensions shall be paid monthly in advance beginning with the month of effective date of retirement and terminating at the end of the month in which the Pensioner dies.

9.3	Pensions payable to the Survivor(s) shall be paid monthly in advance and shall terminate in accordance with the provision of Section 6.

9.4	If a Pensioner is re-employed by the employer as an Employee, he may with the consent of the employer retain all rights of a Pensioner, but without accruing additional Participation Credit.

9.5	The amount of the monthly pension computed in accordance with this Plan, if not in whole Swiss francs, shall be increased to the next higher Swiss franc.

PENSION PLAN RULES	Page 21

SECTION 10 - GENERAL RULES

10.1	This Plan shall not be construed as giving any person the right of employment with the employer or any Group Company.

10.2

Pension and other benefits derived from this Plan are for the sole benefit of the beneficiaries thereof and are not subject to assignment, transfer, enforcement, or levy of any kind except to the extent required by law.

10.3

All contributions and benefits payable under this Plan shall be calculated and paid out in Swiss Francs. In the event a Participant’s Monthly Pay is in a currency other than Swiss Francs, his Monthly Pay for the purposes of this Plan shall be the Swiss Franc equivalent of such Monthly Pay converted at the official rate of exchange at the time it is due.

10.4

The Foundation, following a decision of the Board of the Foundation, may reduce the benefits accordingly if the AI refuses, reduces or stops benefits because the beneficiary has provoked his death or disability by a serious offence or refuses to follow rehabilitation measure proposed by the AI. However, the reduction may not exceed the extent of the reduction, withdrawal or refusal decided by the AVS / AI.

10.5

The current pensions in payment are inflation-adjusted according to the financial capabilities of the Foundation. The Board of the Foundation shall decide each year if and to what extent current pensions should be adjusted. The Foundation will include these decisions in its annual report. The minimum provisions of the LPP are reserved.

10.6

All Participants may pledge their portable benefits (maximum accumulated until age 50 or if above, half of that accumulated at the time of the request should it be after age 50) and at the latest at age 62 either by pledge or early withdrawal for

a)	Acquisition or construction of a residence,

b)	Acquisition of part of a co-operative habitable residence,

c)	Redemption of existing mortgages.

Only the principal domicile is covered by such an arrangement.

The payment incurs simultaneously a reduction of benefits calculated under the present Plan. For the married Participant, the agreement of his spouse is required. The Foundation may require an authenticated signature.

The Participant or his heirs must reimburse the amount received from the Foundation if:

a)	the property is sold,

PENSION PLAN RULES	Page 22

b)	equivalent economic transfer rights are granted on the property,

c)	no benefits are payable under this plan in the event of the Participant’s death.

10.7	All circumstances not covered by the present Rules will be settled by the Board of the Foundation according to its statutes and according to any laws or orders of the Supervisory Authority

10.8	Claims between insured persons, beneficiaries, an employer and the Foundation shall be brought before the competent Cantonal tribunal.

These Plan Rules have been established in French; they can be translated into other languages. In case of any discrepancies between the French text and the translation, the French text is binding.

10.9

When the Foundation, as the last known pension plan, has a temporary obligation to assume payment of disability or survivors’ benefits, the entitlement is limited to the minimal LPP requirements. If it is later established with certainty that the Foundation is not responsible for payment of benefits, it will reclaim such benefits.

10.10	Each Participant receives a benefits statement at the time of joining the Foundation, when there is an insurance modification, and in the case of marriage, but at least once a year.

The benefits statement contains information about the Participant’s individual insurance conditions, particularly the following amounts: insured benefits, Pension Bearing Pay, contributions, and portable benefits. In the event of discrepancy between the benefits statement and these Pension Plan Rules, the Rules shall take precedence.

At least once a year, the Foundation shall inform each Participant, in an appropriate manner, about the Foundation’s organisation, funding, and the composition of the Board of the Foundation.

The Foundation, upon request, shall send Participants a copy of the annual report and financial statements and inform them about the return on capital, the trend in actuarial risk, administration costs, principles for calculating the liabilities, supplemental provisions and coverage ratio.

10.11

Benefits are generally paid into an account in Switzerland; in case of payments made into an account abroad, benefits are reduced by the bank service charges. However, beneficiaries domiciled in a member state of EU or EFTA may request payment on an account in their country of residence without any reduction.

10.12

The Foundation can claim repayment of benefits wrongfully obtained or paid, in particular portable benefits which have been provided to eligible disabled participants. If no repayment occurs, the Foundation shall reduce its benefits accordingly.

PENSION PLAN RULES	Page 23

10.13

The Foundation may require to an eligible disabled participant or survivors of a Participant that they surrender their rights to a third party civil liability for the disability or death to the extent of the benefits of the Foundation, and provided that it is not, under the LPP, subrogated to the rights of the insured person’s survivors or other rightful claimants. The Foundation is authorized to suspend its services until the assignment is reached.

10.14

The benefits of the Foundation cannot be sold or pledged as long as they are not payable. The right to pledge remains reserved as part of encouraging home ownership. Entitlement to benefits cannot be offset against claims that the employer has transferred to the Foundation that if these claims are intended contributions that have not been deducted from salary.

SECTION 11 - DIVORCE

11.1	The Foundation only executes final divorce judgments (decrees absolute) delivered by Swiss courts.

11.2	If an active Participant is liable under a pension-sharing order, the Foundation shall reduce his benefits as follows:

a.

the amount decided by the court shall first be deducted from the voluntary contributions account; the balance, if any, shall be deducted from the participation credit based on the rates in Annex 1; as a result, all benefits calculated on the basis of the voluntary contribution account and participation credit are reduced; all the Participant’s other individual accounts shall be reduced proportionately;

b.

if a Participant retires before the end of the divorce proceedings, the Foundation may temporarily pay retirement benefits based on the information available; the exact amount of the retirement benefits will be determined at the end of the divorce procedure; any excess retirement benefits paid shall be deducted from the pension-sharing benefit to the extent they cannot be offset against the Participant’s future benefits.

11.3	If a disabled Participant is liable under a pension-sharing order, the Foundation shall reduce his benefits as follows:

a.

the participation credit used to calculate the disability pension in payment will be reduced by the amount decided by the court; the rates set in the Rules applicable at the start of the entitlement to a pension shall apply; all the Participant’s other accounts shall be reduced proportionately;

PENSION PLAN RULES	Page 24

b.

the disability pension will then be recalculated (reduced) based on the reduced participation credit; the Rules applicable at the start of the entitlement to the pension shall apply; any disabled Participant’s child’s pensions in payment will not be reduced; any future disabled Participant’s child’s pensions will be calculated on the reduced disability pension;

c.	any other pension benefits determined on the basis of the participation credit will also be recalculated (reduced) based on the reduced participation credit.

11.4	If the beneficiary of a retirement pension (including the former beneficiaries of disability pensions) is liable under a pension-sharing order, the Foundation shall reduce his benefits as follows:

a.

the retirement pension in payment shall be reduced by the amount decided by the court; the reduction will be converted into a lifelong pension in accordance with Article 19h OLP which the Foundation shall pay to the beneficiary spouse (divorce pension);

b.

the reduction in the retirement pension does not affect any Pensioner’s child’s pensions in payment, or any orphan’s pensions superseding Pensioner’s child’s pensions. However, any new child’s pensions or orphan’s pensions shall be calculated based on the reduced retirement pension.

11.5

As a rule, the pension-sharing benefit (vested termination benefit or divorce pension) shall be paid to the occupational benefits institution of the beneficiary spouse or, if he has none, to a vested benefits institution. However:

a.	if the beneficiary spouse satisfies the conditions of Article 5 LFLP, or if he is drawing a full disability pension, the pension-sharing benefit will be paid to him directly at his request;

b.	if the beneficiary spouse has reached the age of 58, the divorce pension will be paid to him directly at his request;

c.

if the beneficiary spouse has reached the LPP normal retirement age, the pension-sharing benefit will be paid to him directly unless he asks for it to be transferred to his occupational benefits institution if the latter accepts such transfers;

d.	at the request of the beneficiary spouse, the divorce pension will be replaced by a single lump-sum settlement calculated in accordance with the principles set forth in Article 19h OLP;

e.	the divorce pension is payable until the death of the beneficiary spouse; from this time, no other benefits (survivor benefits, indemnities, etc.) shall be due to the beneficiary spouse.

PENSION PLAN RULES	Page 25

11.6

Active Participants whose participation credit was reduced in connection with a divorce may increase their participation credit at any time, but not after the occurrence of an insured event, through voluntary contributions. The restrictions in Section 4.3 are not applicable. However, such purchases may not exceed the amount transferred in connection with the divorce. Purchases made after the effective date of the decree absolute shall reduce the purchase allowance in connection with the divorce. Pensioners and disabled Participants cannot make voluntary contributions to compensate the reduction in their pension following a divorce.

11.7

If an active or disabled Participant is the beneficiary of a pension-sharing order (lump sum or pension), the Foundation shall apply the amounts received in the same way as a portable benefit The corresponding provisions apply by analogy. The minimum LPP pension assets shall be increased insofar as the Foundation receives such benefits. If a Pensioner is the beneficiary of a pension-sharing order, the corresponding benefits shall be disbursed directly to him and shall not affect the benefits under these Rules.

11.8	In the event of a divorce, the Foundation shall provide the information under Article 24 LFLP and Article 19k OLP to the Participant or the court on request.

11.9	At the request of the Participant or the court, the Foundation will examine a pension-sharing proposal and express its opinion in writing (feasibility statement).

SECTION 12 - AMENDMENT OF THE PENSION PLAN

These Plan Rules may be amended at any time by the Board of the Foundation.

These rules replace all previous plan rules and become effective on 1 January 2017.

Encs. ment.

PENSION PLAN RULES	Page 26

ATTACHMENT 1 - In force as of 1 January 2017

FACTORS TO CONVERT CHF.1.- OF ACCRUED ANNUAL PENSION

INTO PORTABLE BENEFIT

AGE	MEN	AGE	WOMEN
20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65

3.333

3.566

3.800

4.033

4.267

4.500

4.734

4.967

5.201

5.434

5.668

5.901

6.135

6.368

6.602

6.835

7.069

7.302

7.536

7.769

8.003

8.236

8.470

8.703

8.937

9.170

9.447

9.733

10.028

10.333

10.647

10.972

11.308

11.655

12.014

12.385

12.770

13.169

13.583

14.013

14.460

14.924

15.407

15.909

16.430

16.971

20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65

3.333

3.548

3.763

3.978

4.193

4.408

4.623

4.838

5.053

5.268

5.483

5.698

5.913

6.129

6.344

6.559

6.774

6.989

7.204

7.419

7.634

7.849

8.064

8.279

8.494

8.709

8.974

9.248

9.530

9.822

10.123

10.435

10.756

11.089

11.433

11.789

12.158

12.541

12.937

13.347

13.773

14.214

14.672

15.146

15.638

16.148

EXAMPLES :

In case of arrival :
Man aged 28 years & 5 months :	5.298
Final Three-Year Pension Bearing Pay :	70’000
Portable benefit from previous pension fund :	19’695

Cost of one year of service :
1.8% x 70’000 x 5.298 =	6’676

Participation credit bought :
19’695 / 6’676 =	3 years

************************************************

In case of departure :
Man aged 29 years & 7 months :	5.571
Final Three-Year Pension Bearing Pay :	75’000
Accrued participation credit :	4 years and 8 months

Accrued annual pension :
1.8% x 75’000 x (4 + 8/12) =	6’300

Portable benefit at departure :
6’300 x 5.571 =	35’097

Mortality table LPP2015 (P 2015)
Technical interest rate: 3.0 % p.a.

ATTACHMENT 2 - In force as of 1 January 2017

FACTORS TO CONVERT CHF.1.- OF ANNUAL PENSION

INTO A LUMP SUM

MEN

AGE	MARRIED	NOT MARRIED
58 59 60 61 62 63 64 65 66	19.911 19.530 19.143 18.748 18.346 17.936 17.520 17.095 16.663	17.625 17.211 16.792 16.369 15.942 15.510 15.074 14.632 14.185

WOMEN

AGE	MARRIED	NOT MARRIED
58 59 60 61 62 63 64 65 66	19.654 19.262 18.861 18.452 18.034 17.606 17.170 16.724 16.269	18.756 18.359 17.953 17.540 17.118 16.689 16.251 15.805 15.351

EXAMPLE :

Married man retiring at the age of 62 years & 2 months :	18.278
Accrued annual pension :	60’000
Participant’s choice : lump sum pension	40 60	% %

Lump sum :
60’000 x 40% x 18.278 =	438’672
Annual pension :
60’000 x 60% =	36’000

Mortality table LPP2015 (P 2015)
Technical interest rate: 3.0 % p.a.

ATTACHMENT 3 - In force as of 1 January 2017

FACTORS TO REDUCE THE BASE PENSION TO FINANCE THE

TEMPORARY COMPLEMENTARY PENSION

AGE	MEN	AGE	WOMEN
58 59 60 61 62 63 64 65	0.470 0.396 0.324 0.254 0.187 0.123 0.060 0.000	58 59 60 61 62 63 64	0.401 0.329 0.258 0.191 0.125 0.061 0.000

EXAMPLE :

Man retiring at the age of 62 years & 2 months :	0.176
Years of AVS contributions with the employer :	32 years
Maximum monthly AVS pension for 44 years of contributions :	2’350

Monthly temporary complementary pension until age 65 :
2’350 x 32 / 44 =	1’709

Deduction from the monthly base pension as of age 65 for life :
1’709 x 0.176 =	301

Mortality table LPP2015 (P 2015)
Technical interest rate : 3.0 % p.a.

ATTACHMENT 5 - In force as of 1 January 2017

EXAMPLE FOR THE PREFINANCING OF EARLY RETIREMENT

EXAMPLE:

Married man of :	40 years old
Accrued participation credit :	20 years
Maximum participation credit until age 65 :	45 years
Request for the prefinancing of an early retirement at age :	age 58
Final Three-Year Pension
Bearing Pay :	120’000
Retirement pension projected at age 65 :
1.8% x 120’000 x 45 =	97’200
Actuarial reduction at age 58 :
(65-58) x 4% =	28.00%
Retirement pension projected at age 58 :
1.8% x 120’000 x 38 x (1-28%) =	59’098
Maximum retirement pension that could be financed :
97’200 - 59’098 =	38’102
Factor according to attachment 2 for a married man of age 58 :	19.911
Capital requested at age 58 :
38’102 x 19.911	758’649
Maximum amount for the prefinancing at age 40 :
758’649 x (1+3.0%) ^ (-(58-40)) =	445’627

This is for an illustration purpose only. The actual retirement pension will depend on the actual interest rate credited on the voluntary contributions.

Mortality table LPP2015 (P 2015)

Technical interest rate: 3.0 % p.a.